Synthetic Biologics Closes Deal for Acquisition of C. difficile Infectious Disease Program

For Immediate Release

Rockville, MD, December 3, 2012 – Synthetic Biologics, Inc. (NYSE MKT: SYN), a developer of synthetic biologics and innovative medicines for serious infections and diseases, announced today that the Company closed the previously announced deal with Prev AbR LLC (Prev) and acquired a series of β-lactamase compounds (P1A, P2A and P3A) and related assets targeting the prevention of Clostridium difficile (C. diff) infection. Utilizing the newly acquired biologic compounds, Synthetic Biologics intends to develop a proprietary oral β-lactamase enzyme product candidate, SYN-004. When co-administered with certain β-lactam antibiotics, it is expected that SYN-004 can degrade the antibiotic and preserve the balance of the patient’s gastrointestinal (GI) microflora, thus preventing opportunistic C. diff infection (CDI). β-lactam antibiotics are a mainstay in hospital infection management and include both penicillins and cephalosporins. In 2011, an estimated 8.7 million Americans were administered intravenous β-lactam antibiotics.[1]

“Our Company’s primary focus is on the development of biologics to prevent and treat multidrug-resistant infectious diseases, and we are pleased to add the C. diff program to our pipeline. We believe we are at the forefront of developing a prophylactic to prevent the devastating effects of C. diff infection, for which there is currently no vaccine or other approved preventive therapy,” stated Jeffrey Riley, Chief Executive Officer of Synthetic Biologics. “With regulatory discussions previously initiated by Prev, we intend to continue to work with the FDA to design a regulatory pathway for a new product candidate and to advance to clinical trials as soon as possible.”

C. diff is the leading cause of hospital acquired infections in which the toxins produced by the bacteria result in C. diff-associated diarrhea (CDAD), and in the most serious cases, erosion of the GI tract that can lead to death. In 2009, aggregate costs associated with CDI-related stays in the hospital were $8.2 billion in the U.S.[2]

About Synthetic Biologics, Inc.

Synthetic Biologics is a biotechnology company focused on the development of product candidates for serious infections and diseases. Synthetic Biologics is developing a biologic for the prevention of C. diff infection, and a series of monoclonal antibodies (mAbs) for the treatment of serious infectious diseases, including Acinetobacter. The Company is also developing a synthetic DNA-based therapy for the treatment of pulmonary arterial hypertension (PAH). In addition, the Company is developing a drug candidate for the treatment of relapsing-remitting multiple sclerosis (MS) and cognitive dysfunction in MS, and designing a clinical development pathway for the treatment of amyotrophic lateral sclerosis (ALS). For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

This release includes forward-looking statements on Synthetic Biologics’ current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding our intention to develop and commercialize a proprietary oral β-lactase enzyme product candidate using the acquired assets that will have the desired results, our intention to commence clinical trials and the expected size of the market for C. diff therapeutics. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Synthetic Biologics’ forward-looking statements include, among others, our inability to timely commence or complete the clinical trials consistent with our current expectations and our inability to successfully develop, receive regulatory approvals for or to commercialize a new product candidate to prevent C. diff infection and other factors described in Synthetic Biologics’ report on Form 10-K/A for the year ended December 31, 2011 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Kris Maly

Vice President, Corporate Communication

(734) 332-7800, ext. 22

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1 GlobalData. Beta-lactam Antibiotics Sales - United States of America, 2011. Prepared for Synthetic Biologics, Inc. November 2012.

2 Agency for Healthcare Research and Quality. Healthcare and Cost Utilization Project. Statistical Brief #124. Clostridium difficile Infections (CDI) in Hospital Stays, 2009. January 2012. Available at http://www.hcup-us.ahrq.gov/reports/statbriefs/sb124.pdf.